                                                                 Exhibit 11

                RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
                         COMPUATION OF NET INCOME PER SHARE
             (Shares and dollars in thousands except per share amounts)



                                                                   SIX MONTHS
                                                                   DECEMBER 31
                                                                      1993
                                                                  ------------
1.   Net income                                                   $      1,216
                                                                  ------------
                                                                  ------------


PRIMARY NET INCOME PER COMMON SHARE:
     Shares:
2.   Weighted average number of common shares outstanding                4,377
                                                                  ------------

3.   Incremental shares:
      Dilutive common stock options                                        249
                                                                  ------------

4.        Total                                                          4,626
                                                                  ------------
                                                                  ------------

5.   Primary net income per common share (1 divided by 4)         $       0.26
                                                                  ------------




Note:  No dilution effect for the quarter ended December 31, 1993.



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